Exhibit 99.1

August 19, 2005

  Contact:      Steve Taylor

FOR IMMEDIATE RELEASE

       (509) 892-5287

Press Release 05-3

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HuntMountain Resources Announces New Trading Symbol,

Launches Updated Website

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM), formerly Metaline Mining & Leasing Company, is pleased to announce that its Common Stock has been assigned the new symbol “HNTM” for trading on the OTC Bulletin Board of the NASDAQ Stock Market.  HuntMountain shares will begin trading under the new symbol effective Friday, August 19th, 2005.  The symbol change completes the administration of Metaline Mining & Leasing Company’s merger with and into its wholly owned subsidiary, HuntMountain Resources, as approved by the Company’s shareholders at a special meeting held August 1st.

Also today, HuntMountain Resources launched its updated corporate website, www.HuntMountain.com, and will regularly post news releases, financial filings, and information regarding company exploration and development projects.  All shareholders, potential investors and professionals within the broader financial community are encouraged to visit the site for an introduction to HuntMountain Resources and subscribe to the newsletter for current updates on the Company’s activities.

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HuntMountain Resources (formerly Metaline Mining and Leasing Company) is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287 phone

(509) 893-5318 fax

staylor@huntmountain.com

www.huntmountain.com